Exhibit 99.2

Aerpio Pharmaceuticals Announces Uplisting to Nasdaq Capital Market and Pricing of $45.0 Million Public Offering of Common Stock

CINCINNATI – Aerpio Pharmaceuticals, Inc. (OTCQB:ARPO) (“Aerpio”) today announced that its common stock will begin trading on the Nasdaq Capital Market under the symbol “ARPO” at the opening of trading on June 26, 2018, following its previously announced approval to list its common stock on the Nasdaq Capital Market.

Aerpio also announced today the pricing of the previously announced underwritten public offering of 11,688,000 shares of its common stock at a price to the public of $3.85 per share. Aerpio has also granted the underwriters a 30-day option to purchase up to an additional 1,753,200 shares of common stock to cover overallotments, if any. The offering is expected to close on or about June 28, 2018, subject to customary closing conditions.

Guggenheim Securities is acting as book-running manager for the offering. Needham & Company is acting as lead manager, and National Securities Corporation and H.C. Wainwright & Co. are acting as co-managers for the offering.

Aerpio expects to receive net proceeds of approximately $41.8 million from the sale of common stock in the offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by it. Aerpio intends to use the net proceeds from the offering for working capital and general corporate and administrative purposes.

The securities described are being offered by Aerpio pursuant to a shelf registration statement on Form S-3 (No. 333-223113), including a base prospectus. The securities will be offered only by means of a prospectus. A preliminary prospectus supplement and accompanying prospectus related to the offering were filed with the SEC. A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus, when available, may also be obtained from: Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison, 8th Floor, New York, NY 10017, or by telephone at (212) 518-9658, or by email to GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on advancing first-in-class treatments for ocular diseases. The Company’s lead compound, AKB9778, is a small molecule activator of the Tie2 pathway and is in clinical development for the treatment of non-proliferative diabetic retinopathy.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the completion of the proposed offering and the use of proceeds from the proposed offering. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties related to fluctuations in our stock price, changes in market conditions and satisfaction of customary closing conditions related to the public offering, as well as the other factors discussed in the “Risk Factors” section in Aerpio’s most recently filed Annual Report on Form 10-K, as well as other risks detailed in Aerpio’s subsequent filings with the Securities and Exchange Commission. There can be no assurance that Aerpio will be able to complete the proposed public offering on the anticipated terms. All information in this press release is as of the date of the release, and Aerpio undertakes no duty to update this information unless required by law.

Contacts

Investors & Media:

Aerpio Pharmaceuticals, Inc.

Michael Rogers

Chief Financial Officer

mrogers@aerpio.com

or Burns McClellan, on behalf of Aerpio Pharmaceuticals, Inc.

Media:

Justin Jackson

jjackson@burnsmc.com

or

Investors:

Ami Bavishi

abavishi@burnsmc.com